Exhibit 99.1

Orchids Paper Products Company Announces 2016 Fourth Quarter And Year To Date Results; Declares Dividend Of $0.35 Per Share

PRYOR, Okla., Feb. 14, 2017 /PRNewswire/ -- Orchids Paper Products Company (NYSE MKT: TIS) today reported results for the fourth quarter and year ended December 31, 2016. The following tables provide selected financial results for fourth quarter 2016 compared to fourth quarter 2015 and the full year 2016 compared to the full year 2015.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
	(Dollars in thousands, except per share data) (unaudited)
Net sales:
Converted product	$ 35,226	$ 40,175	$ 158,102	$ 161,052
Parent rolls	2,483	1,729	6,392	7,394
Total net sales	$ 37,709	$ 41,904	$ 164,494	$ 168,446

Gross profit	$ 5,680	$ 8,147	$ 30,149	$ 30,497
Net income	$ 2,621	$ 3,701	$ 12,811	$ 13,557
Diluted net income per share	$ 0.25	$ 0.36	$ 1.24	$ 1.38
EBITDA	$ 5,983	$ 8,698	$ 31,835	$ 31,357
Adjusted EBITDA	$ 6,260	$ 9,017	$ 33,352	$ 32,646

Other Selected Financial Data:
Gross profit margin	15.1%	19.4%	18.3%	18.1%
EBITDA margin	15.9%	20.8%	19.4%	18.6%
Adjusted EBITDA margin	16.6%	21.5%	20.3%	19.4%

Jeff Schoen, President and Chief Executive Officer, stated, "Despite intense competitive pressures, year-over-year adjusted EBITDA increased 2%, the adjusted EBITDA margin increased from 19.4% to 20.3%, and Cost of sales, exclusive of depreciation, decreased 4.4% while Sales declined only 2.3%. In other words, improved cash margins and cost cutting helped offset the impact of the decline in sales.

On the whole, the fourth quarter of 2016 was characterized by a continuation of trends previously noted in the second and third quarters, principally competitive pressures that did not abate. As discussed in the third quarter earnings calls, Orchids has been active in several retailers' private label bids as part of our plan to increase breadth and depth in Orchids customer base. As previously announced, Orchids recently won private label bids and branded business that, all things being equal, are expected to increase sales volumes of converted products by over 35% in the second half of 2017. These developments lead us to remain optimistic about our ability to achieve our goal to grow Orchids' annual earnings per share (EPS) to within the approximate range of $2.50 to $3.50. We estimate that, based on current trends, our running rate EPS figure will enter this range by early 2018 and be toward the higher end of this range by the end of 2018.

I am also pleased that, as previously announced, our bankers agreed to relax our covenant restrictions for a temporary period and increase our debt availability to allow us to bridge the next few quarters to our greater level of operations, inclusive of the completion of the capacity expansion in Barnwell, South Carolina. Regarding this project, the two converting lines are ramping-up to meet the new demand, and the paper mill is still scheduled for completion around the end of the first quarter of 2017, with the major ramp-up of the paper mill occurring in second quarter of 2017. The total projected expenditure for the facility remains at $150 million of which approximately $119.2 million had been expended as of December 31, 2016."

Fourth Quarter 2016, relative to Fourth Quarter 2015

Net sales decreased $4.2 million, or 10%, primarily due to heavy promotional activity by brand-competitors and other competitive pressures. Parent roll sales increased by $0.7 million while converted product sales decreased by $4.9 million. Of the $4.9 million decrease, $3.7 million was attributable to the decreased number of tons sold, and $1.2 million was due to a decline in the average price per ton that principally reflects the mix of customers buying the products.

Cost of sales, exclusive of depreciation, decreased $2.1 million, or 7%. The decrease in sales volumes, contributed to the relative decrease in Cost of sales, as did spreading fixed overhead over a lower volume and approximately $0.6 million in additional costs for our Mexicali operations, which reflected increased costs for fiber, electricity, and overhead that were only partially offset by favorable foreign exchange impacts upon peso-denominated costs.

Interest expense increased $0.3 million, or 112%, due principally to increased debt levels and financial leverage.

Other expenses increased $0.5 million principally due to the recognition of a $0.4 million foreign exchange loss on the valuation of VAT and income tax receivables. As the balances of these receivables have been diminished, this economic loss is not expected to be reoccurring to this extent.

As discussed further below, the Company's recognition of tax credits lessened tax expense by $2.1 million, contributing this greater amount to net income. As a consequence, principally of these factors, net income declined from $3.7 million to $2.6 million, or 29%.

Twelve-month period ended December 31, 2016 compared to same period in 2015

Net sales decreased $4.0 million or 2%. Parent roll sales decreased by $1.0 million, and converted product sales decreased by $3.0 million. Of the $3.0 million decrease, all $3.0 million was attributable to the decreased number of tons sold, as the average selling price did not change year-over-year.

Cost of sales, exclusive of depreciation, decreased $5.6 million, or 4%. Overall, lower fiber costs in the United States are estimated to have saved the Company $2.5 million during 2016. We estimate that the devaluation of the peso reduced year-over-year costs by roughly $1.4 million. The Company received $1.1 million of business interruption insurance proceeds in the second quarter of 2016, which was applied to Cost of sales. Cost reductions in our Oklahoma converting operation, product-mix impacts, and lower sales volumes also contributed to the lower Cost of sales. Offsetting these favorable cost changes to a degree, Barnwell's (fixed) overhead expense (before being allocated to the inventory produced) in 2016 was $4.8 million, relative to $0.3 million in 2015, following from the start-up and ramp-up of those operations.

Depreciation expense increased $2.0 million, or 21%, due to the improvement and expansion projects placed into service.

Selling, general and administrative expenses increased $0.7 million, or 7%. Administrative compensation expenses decreased $0.4 million while sales compensation increased $0.3 million. Recruiting and relocation expenses increased $0.3 million. A variety of increases in professional and consulting expenses largely led to the balance of the change.

Interest expense increased $1.2 million, or 222%, due principally to increased debt levels and financial leverage.

Other income decreased $0.5 million principally, as noted above, due to a $0.4 million foreign exchange loss on the valuation of VAT and income tax receivables that was recognized. As the balances of these receivables have been diminished, this economic loss is not expected to be reoccurring to this extent.

Tax expense decreased by $1.6 million or 27%. As of December 31, 2016, our effective tax rate was 25.6% as compared to 30.9% for 2015. The effective rate was less than statutory rates due principally to Oklahoma, South Carolina, Indian Employment, and Foreign tax credits. Current income taxes in fiscal year 2016 provided a benefit of $3.2 million whereas current income taxes for the 2015 period were $1.8 million. The change was driven by accelerated tax depreciation and other timing differences recognized in 2016. The Company ended 2016 with a tax receivable balance of $8.7 million. The Company expects its effective tax rate for 2017 to return to the range of 30% to 34%.

Liquidity

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
(Dollars in thousands) (unaudited)
Cash Flow Provided by (Used in):
Operating cash flow net of changes in working capital	$ 5,928	$ 12,195	$ 33,193	$ 30,260
Changes in working capital	1,640	(6,587)	(5,366)	(11,469)
Operating activities	$ 7,568	$ 5,608	$ 27,827	$ 18,791
Investing activities	$ (14,255)	$ (39,704)	$ (77,679)	$ (75,189)
Financing activities	$ 6,876	$ 29,907	$ 54,241	$ 59,738

Cash balance, beginning	$ 8,561	$ 8,550	$ 4,361	$ 1,021
Cash balance, ending	$ 8,750	$ 4,361	$ 8,750	$ 4,361

At December 31, 2016, Debt, not having been netted with unamortized deferred debt issuance costs, was $142.0 million and the Adjusted EBITDA leverage ratio reportable to our bankers was 4.3.

Fourth quarter 2016 relative to fourth quarter 2015: Operating cash flows excluding changes in working capital decreased $6.3 million compared to the fourth quarter of 2015, primarily reflecting a decrease in tax payments and to a lesser extent, the decrease in net income. Changes in working capital contributed $1.6 million to operating cash flows in the fourth quarter of 2016 versus having used $6.6 million in the fourth quarter of 2015. This largely reflects the collection of accounts receivable, decreased inventory levels, and the draw-down of prepaid expenses, partially offset by pay-downs of accounts payable. Increased borrowings in both periods were used to finance investments in the Barnwell facility and to upgrade line 6 at the Pryor facility. In the fourth quarter of 2015, the Company received $12.0 million of restricted cash from financings, which was set aside for the Barnwell project and was, accordingly, included in Investing activities. The Company paid dividends of $3.6 million in both quarters, which are included in Financing activities.

Twelve months ended December 31, 2016 relative to the same period in 2015: Operating cash flows excluding changes in working capital increased $2.9 million year over year, reflecting increases in cash-earnings and the deferral of tax payments. Additionally, a net decrease in the change in working capital accounts of $6.1 million as compared to 2015 was principally due to the timing of receivable collections. Increased borrowings in both periods were used to finance investments in the Barnwell facility. In 2015, $12.0 million of restricted cash was set aside for the Barnwell project within Investing activities, whereas $10.7 million of this restricted cash was used and applied against capital spending in 2016. The Company paid dividends of $14.4 million and $13.8 million in 2016 and 2015, respectively, which are included in Financing activities.

Dividend Declared

On February 14, 2017, the Orchids Board of Directors declared a quarterly dividend of $0.35 per share to be paid on April 3, 2017 to stockholders of record at the close of business on February 27, 2017.

Conference Call/Webcast

The Company will hold a teleconference to discuss its fourth quarter results at 10:00 a.m. (ET) on Wednesday, February 15, 2017. All interested parties may participate in the teleconference by calling 888-346-7791 and requesting the Orchids Paper Products teleconference. A question and answer session will be part of the teleconference's agenda. Those intending to access the teleconference should dial in fifteen minutes prior to the start. The call may also be accessed live via webcast through the Company's website at www.orchidspaper.com under "Investors." A replay of the teleconference will be available for 30 days on the Company's website.

Non-GAAP Financial Measures

This press release contains non-GAAP financial measures. A non-GAAP financial measure is a numerical measure of a company's financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with Generally Accepted Accounting Principles ("GAAP") in the United States in the statement of income, balance sheet or statement of cash flows of a company. The non-GAAP financial measures used within this press release are: (1) EBITDA, (2) Adjusted EBITDA, (3) Operating Cash Flow, less changes in working capital, and (4) Changes in working capital.

EBITDA, Adjusted EBITDA, Operating Cash Flow less changes in working capital, and Changes in working capital are not measurements of financial performance under GAAP and should not be considered as an alternative to net income, operating income, diluted net income per share or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities or a measure of our liquidity. EBITDA represents net income before net interest expense, income tax expense, depreciation and amortization. Adjusted EBITDA is EBITDA less stock-based compensation expense. Changes in working capital is the subtotal of changes in operating assets and liabilities shown on the Consolidated Statements of Cash Flows. Operating Cash Flow less changes in working capital is Net Cash provided by operating activities less Changes in working capital. Management believes EBITDA and Adjusted EBITDA facilitate operating performance comparisons between periods and between companies by eliminating potential differences caused by variations in capital structures (affecting relative interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses), the age and book depreciation of facilities and equipment (affecting relative depreciation expense), and non-cash compensation (affecting stock-based compensation expense). These measures are also commonly used in the industry and are used by our lenders in monitoring adherence to covenants. Management believes that Changes in working capital provides an indication of the cash invested in or provided by changes in operating assets and liabilities and therefore may indicate trends in operating performance and may call out a significant source or use of cash during any period. Operating Cash Flow less changes in working capital is believed to provide an estimate of the cash generated from all operating activities, prior to investments in or liquidations of operating assets and liabilities and therefore may indicate trends in operating performance and may call out significant changes in the generation of cash through operating activities.

Forward-Looking Statements

This release contains forward-looking statements that involve certain contingencies and uncertainties. The Company intends these forward-looking statements to be covered by the safe harbor provision for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These statements relate to future events or future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause its actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as "may," "should," "could," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "potential," "will" or "continue" or the negative of such terms or other comparable terminology. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, levels of activity, performance or achievements. These statements are only predictions.

Factors that could materially affect the Company's actual results, levels of activity, performance or achievements include, without limitation, those detailed under the caption "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the Securities and Exchange Commission on March 7, 2016 and the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2016, as filed with the Securities and Exchange Commission on November 3, 2016.

The Company's actual results may be materially different from what it expects. The Company does not undertake any duty to update these forward-looking statements after the date hereof, even though the Company's situation may change in the future. All of the forward-looking statements herein are qualified by these cautionary statements.

About Orchids Paper Products Company

Orchids Paper Products Company is a customer-focused, national supplier of high quality consumer tissue products primarily serving the at home private label consumer market. The Company produces a full line of tissue products, including paper towels, bathroom tissue and paper napkins, to serve the value through ultra-premium quality market segments from its operations in northeast Oklahoma, Barnwell, South Carolina and Mexicali, Mexico. The Company provides these products primarily to retail chains throughout the United States. For more information on the Company and its products, visit the Company's website at http://www.orchidspaper.com.

Orchids Paper Products Company and Subsidiaries
Selected Income Statement Data
(Dollars in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
	(unaudited)		(unaudited)
Converted product net sales	$ 35,226	$ 40,175	$ 158,102	$ 161,052
Parent roll net sales	2,483	1,729	6,392	7,394
Total net sales	37,709	41,904	164,494	168,446
Cost of sales less depreciation	28,952	31,016	122,629	128,232
Depreciation in cost of sales	3,077	2,741	11,716	9,717
Total cost of sales	32,029	33,757	134,345	137,949
Gross profit	5,680	8,147	30,149	30,497
Selling, general & administrative expenses	2,461	2,366	10,244	9,540
Intangible amortization	233	377	1,219	1,507
Operating income	2,986	5,404	18,686	19,450
Interest expense	491	232	1,678	521
Other (income) expense, net	313	(176)	(214)	(683)
Income before income taxes	2,182	5,348	17,222	19,612
(Benefits from) provision for income taxes	(439)	1,647	4,411	6,055
Net income	$ 2,621	$ 3,701	$ 12,811	$ 13,557

Average number of shares outstanding, basic	10,296,891	10,266,891	10,286,373	9,778,167
Average number of shares outstanding, diluted	10,343,587	10,349,113	10,349,274	9,844,221

Net income per share:
Basic	$ 0.25	$ 0.36	$ 1.25	$ 1.39
Diluted	$ 0.25	$ 0.36	$ 1.24	$ 1.38

Cash dividends paid	$ 3,603	$ 3,594	$ 14,400	$ 13,848
Cash dividends per share	$ 0.35	$ 0.35	$ 1.40	$ 1.40

Orchids Paper Products Company and Subsidiaries
Selected Balance Sheet Data
(Dollars in thousands)

	Dec. 31, 2016	Dec. 31, 2015
	(unaudited)
Cash	$ 8,750	$ 4,361
Accounts receivable, net	8,954	10,509
Inventory, net	18,414	13,501
Other current assets	11,019	9,942
Property plant and equipment	320,442	232,925
Accumulated depreciation	(71,258)	(59,547)
Net property plant and equipment	249,184	173,378
Intangibles and goodwill, net	22,071	23,290
Other long-term assets	1,488	13,756
Total assets	$ 319,880	$ 248,737

Accounts payable, inclusive of amounts due to related parties	$ 10,869	$ 11,098
Other current liabilities	9,273	7,762
Deferred income taxes	27,334	20,639
Long-term liabilities	139,159	75,455
Total stockholders' equity	133,245	133,783
Total liabilities and stockholders' equity	$ 319,880	$ 248,737

Debt, current and long term	$ 140,717	$ 74,239

Orchids Paper Products Company and Subsidiaries
Reconciliations of Non-GAAP and GAAP Measurements

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
	(Dollars in thousands) (unaudited)
EBITDA Reconciliation:
Net income	$ 2,621	$ 3,701	$ 12,811	$ 13,557
Plus: Interest expense	491	232	1,678	521
Plus: Income tax (benefit) expense	(439)	1,647	4,411	6,055
Plus: Depreciation	3,077	2,741	11,716	9,717
Plus: Intangible amortization	233	377	1,219	1,507
Earnings Before Interest, Income Tax and Depreciation and Amortization (EBITDA)	$ 5,983	$ 8,698	$ 31,835	$ 31,357

Adjusted EBITDA Reconciliation:
EBITDA	$ 5,983	$ 8,698	$ 31,835	$ 31,357
Plus: Foreign exchange loss	401	-	401	-
Plus: Relocation costs	(87)	48	549	241
Plus: Stock compensation expense	(37)	271	567	1,048
Adjusted EBITDA	$ 6,260	$ 9,017	$ 33,352	$ 32,646

Separation of Operating Cash Flow measures:
Cash Flows From Operating Activities
Net income	$ 2,621	$ 3,701	$ 12,811	$ 13,557
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,364	3,165	13,229	11,420
Provision for doubtful accounts	(125)	-	(125)	-
Deferred income taxes	71	5,058	6,695	4,235
Stock compensation expense	(38)	271	566	1,048
Loss on disposal of property, plant and equipment	35	-	17	-
Subtotal, "Operating cash flow less changes in working capital"	$ 5,928	$ 12,195	$ 33,193	$ 30,260
Changes in cash due to changes in operating assets and liabilities:
Accounts receivable	4,055	1,960	2,514	(1,640)
Inventories	2,035	(1,455)	(4,913)	(3,852)
Income taxes receivable	(5,735)	(5,628)	(3,107)	(4,994)
Prepaid expenses	2,964	490	211	149
Other assets	747	(1,713)	2,237	(972)
Accounts payable	(2,816)	1,547	(973)	(293)
Accrued liabilities	390	(1,788)	(1,335)	133
Subtotal, "Changes in working capital"	$ 1,640	$ (6,587)	$ (5,366)	$ (11,469)
Net cash provided by operating activities	$ 7,568	$ 5,608	$ 27,827	$ 18,791

CONTACT: Rod Gloss, Chief Financial Officer, (803) 450-1026